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                                                               EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 1 to Registration Statement No. 333-79373 of NetIQ Corporation on Form S-1 of our report dated May 19, 1999
(    , 1999 as to Note 13), appearing in the Prospectus, which is part of this
Registration Statement, and of our report dated May 19, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

San Jose, California

June   , 1999

                               ----------------

  The accompanying consolidated financial statements included herein reflect the approval by the Company's stockholders of the Company's two-for-three reverse stock split of the Company's common and preferred stock as described in
Note 13 to the consolidated financial statements. The above consent is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from May 19, 1999 to the effective date of such event, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.

Deloitte & Touche LLP

San Jose, California

June 28, 1999